EXHIBIT 10(vi)

                MEMORANDUM OF UNDERSTANDING & AGREEMENT
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     This Agreement is entered into by and between Renaissance
International Group, Ltd. (the "Company") a Nevada corporation, with its corporate office located at 7501 North 16th Street, Suite 200, Phoenix, Arizona 85020 and Tennessee Webb ("Consultant") with his office located at 9598 East Shangri-La, Scottsdale, Arizona 85260, this 16th day of March, 1998.

     1. Company hereby retains the services of Consultant for a period of one year (the "Term"), at the rate of one hundred and ten thousand dollars ($110,000) per year, payable in twelve (12) equal installments, at the beginning of each month, commencing April 1, 1998 and expiring May 30, 1999, unless extended beyond or earlier terminated, pursuant to the terms hereinafter set out.

     2. Consultant hereby accepts such engagement to Company and its wholly owned subsidiaries, as may be designated by the Executive Committee from time to time, pursuant to the consideration as set out in paragraph 1 above and subject to the terms and conditions hereinafter set out.

                         TERMS AND CONDITIONS
                         --------------------

     1. The terms of this Agreement create an independent contractor status and Consultant has no authority to bind the Company in any matters of any nature or kind whatsoever. Company understands and agrees that it shall provide Consultant with guidance, assistance and direction, however, it shall place no restrictions as to time and work place of Consultant.

     2. No later than six (6) months from the date of this Agreement, Consultant shall, in consultation with the President, C.E.O. of Renaissance CenteR, Ltd., and with guidance, advice and direction from the Executive Committee of the Company, develop, draft and deliver to the Executive Committee a critical path business plan of operations for Renaissance CenteR, Ltd., including but not limited to; development of strategic partners, potential acquisitions, marketing and placement of Renaissance CenteR, Ltd.'s design capabilities in the multi-media industry, alternative applications for technology and necessary funding requirements.

     3. In addition, Consultant shall provide negotiation services as the Executive Committee may, from time to time, deem necessary and beneficial to the Company.

     4. Further, as additional consideration, Company will pay to Consultant, on a project by project basis, a sum to be determined by the Executive Committee for Consultant's efforts in bringing to the Company, acquisitions, joint-ventures and/or strategic alliances in advancement of the Company's business. This is in addition to the consideration as set out in paragraph 1 above.

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     5.  Company shall reimburse Consultant for only those expenses pre-
approved by Company and upon submission of proper receipts, except that Consultant shall have the authority to incur reasonable expenses up to $250.00 in the aggregate on behalf of Company without pre-approval.

     6. Company shall review with Consultant his work product with respect to the business plan for Renaissance CenteR, Ltd. upon the expiration of the first six (6) months of the Term. Based upon such fair and reasonable review, Company shall either: a) increase the consideration as set out in paragraph 1 above; b) decrease the consideration as set out in paragraph 1 above; c) leave unchanged the considerations as set out in paragraph 1 above; or d) give Consultant thirty (30) days notice, inclusive of monthly installment, terminating this Agreement.

     7. Consultant understands and agrees that any and all work product created hereunder shall be and remain the property of the Company and this paragraph shall survive the termination or expiration of this Agreement, whichever may be earlier.

     8. Consultant acknowledges the confidential and proprietary nature of the Company, and shall sign such non-disclosures, confidentiality and non-circumvent documents as in-house counsel for the Company may deem necessary.

     9. Company acknowledges that Consultant is an independent contractor and is solely responsible for the payment of his own withholding, and any other applicable federal or state taxes and/or benefits, and is free to consult and advise such third parties as he may determine, provided that such parties are not in direct competition with Company.

     Read, agreed and accepted this 16th day of March, 1998.

"COMPANY"                               "CONSULTANT"

Renaissance International Group, Ltd.,
a Nevada corporation


By: /s/ KEVIN JONES                     /s/ TENNESSEE WEBB
   ----------------------------------   ---------------------------------
Its: President                          Tennessee Webb
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